Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL

May 25, 2023

Sabre GLBL Inc.

3150 Sabre Driver

Southlake, Texas 76092

Attention: Mike Randolfi, Chief Financial Officer

$665.0 million Senior Secured Term Facility

Commitment Letter

Ladies and Gentlemen:

Sabre GLBL Inc. (the “Company” or “you”) has advised Centerbridge Credit CS, L.P. ( along with its affiliates and other entities to which Centerbridge Credit CS, L.P. or its affiliates provide investment management services to, “Centerbridge”), Opps Sabre Holdings, L.P. (“Oaktree”), Oak Hill Advisors, L.P., on behalf of certain investment funds and separate accounts that it manages (“Oak Hill”) and JPMorgan Chase Bank, N.A. (“JPM” and, together with Centerbridge, Oaktree and Oak Hill, the “Commitment Parties” or “us”) that a newly created, bankruptcy remote Delaware limited liability company (the “SPV Borrower”), that is an indirect wholly-owned subsidiary of Sabre Headquarters, LLC, a Delaware limited liability company, intends to consummate the transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).

You have further advised us that, in connection therewith, the SPV Borrower will (i) obtain the Term Facility (as defined in the Transaction Description), subject solely to the conditions set forth in Section 6 of this Commitment Letter, in the Term Facility Term Sheet (as defined below) under the paragraph titled “Conditions Precedent to Initial Borrowing” and in Exhibit D hereto and (ii) use the proceeds of the Term Facility to make the New Pari 1L Refinancing Loans (as defined in the Transaction Description).

Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Facility Term Sheet”) or the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “New Pari 1L Term Sheet” and, together with the Term Facility Term Sheet, the “Term Sheets”). To the extent that any terms conflict or are inconsistent among the Term Sheets, the meaning assigned such terms in the body of this Commitment Letter shall govern.

1. Commitment.

In connection with the foregoing, each of Centerbridge, Oaktree, Oak Hill and JPM is pleased to advise you of its several, and not joint, commitment to provide $515.0 million, $80.0 million, $40.0 million and $30.0 million, respectively, of the principal amount of the Term Facility upon the terms and subject solely to the conditions set forth in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”; the commitments in respect of the Term Facility, the “Commitments”; and the Commitment Parties holding a majority of the principal amount of the Commitments as of the date hereof, the “Majority Commitment Parties”); provided that, notwithstanding anything to the contrary in this Commitment Letter, to the extent there are any Remaining Commitments, the commitments to provide the Term Facility shall instead transition to a commitment to provide an Incremental Facility in an aggregate amount not to exceed the Remaining Commitments through the Outside Date, subject solely to the conditions to the incurrence thereof to be set forth in the Term Facility Documentation (as defined in the Term Facility Term Sheet).

2. Titles and Roles.

It is agreed that an institution, to be mutually and reasonably agreed to by you and us, will act as sole administrative agent and collateral agent for the Term Facility (the “Agent”), in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Such institution, in such capacities, will perform the duties and exercise the authority customarily performed and exercised in such role. You and we agree that no titles will be awarded in connection with the Term Facility unless you and we shall so agree.

3. Covenants.

The parties hereto agree to negotiate expeditiously and in good faith the amendments described on Exhibit C to the Fee Letter.

4. Information.

You hereby represent that (a) all written factual information (other than forward looking information and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us by you or any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) forward looking information that has been or will be made available to us by you or any of your representatives on your behalf in connection with the transactions contemplated hereby has been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such forward looking information is made available to us; it being understood by the Lenders (as defined in the Term Facility Term Sheet) that such forward looking information is as to future events and is not to be viewed as facts, such forward looking information is subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such forward looking information may differ significantly from the projected results, such differences may be material, and that no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information so that such representations will be correct in all material respects under those circumstances; provided that the obligations to supplement the Information under this sentence shall not in any event terminate prior to the Closing Date. In committing to provide their respective portions of the Term Facility, the Commitment Parties will be entitled to use and rely on the Information without responsibility for independent verification thereof.

5. Fees.

As consideration for each Commitment Parties’ commitment hereunder, and our agreement to perform the services described herein, you agree to pay (or to cause an affiliate to pay) to us the fees set forth in the fee letter dated the date hereof and delivered herewith with respect to the Term Facility (the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.

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6. Conditions Precedent.

Each Commitment Party’s obligations to fund its commitment in respect of the Term Facility hereunder, and our agreements to perform the services described herein, are subject solely to (a) the execution and delivery by the SPV Borrower, the other Loan Parties (as defined in the Term Facility Term Sheet) and the other parties thereto of definitive documentation with respect to the Term Facility on the terms set forth in the Term Facility Term Sheet, (b) the execution and delivery by the New Pari 1L Borrower, the SPV Borrower, in its capacity as lender under the New Pari 1L Refinancing Loans, and the other parties thereto of definitive documentation with respect to the New Pari 1L Refinancing Loans on the terms set forth in the New Pari 1L Term Sheet (including the joinder to the Existing Intercreditor Agreement (as defined in the Existing Credit Agreement referred to in the Term Facility Term Sheet)), (c) the satisfaction (or waiver by each Commitment Party) in all material respects of the conditions set forth in the Term Facility Term Sheet under the paragraph titled “Conditions Precedent to Initial Borrowing” and Exhibit D hereto, and (d) the satisfaction (or waiver by each Commitment Party) in all material respects of the conditions set forth in the New Pari 1L Term Sheet under the paragraph titled “Conditions Precedent to Initial Borrowing” and Exhibit E hereto. There shall be no conditions to closing and funding other than those expressly referred to in this Section 6.

7. Indemnification; Expenses; Limitations of Liability.

You agree (a) to indemnify and hold harmless the Commitment Parties and their affiliates, and the respective officers, directors, employees, advisors, agents, controlling persons, members and representatives of each of the foregoing and their respective successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Term Facility, the New Pari 1L Facility, the use or intended use of the proceeds of the Term Facility or the New Pari 1L Facility or any related transaction or any actual or threatened claim, actions, suits, inquiries, litigation, investigation or proceeding (any such claim, actions, suits, inquiries, litigation, investigation or proceeding, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by you, your equity holders, creditors or any other third party or by the Company or any of its subsidiaries or affiliates), and to reimburse each such Indemnified Person promptly upon demand for any reasonable documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior consent (not to be unreasonably withheld, delayed or conditioned), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) and other reasonable documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of any provision of this Commitment Letter or the Fee Letter; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such Indemnified Person’s “Related Persons”) (provided that each reference to “representatives” pertains solely to such representatives involved in the negotiation of

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this Commitment Letter), (ii) arising out of a material breach by such Indemnified Person (or any of such Indemnified Person’s Related Persons) of its obligations under this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Agent in its capacity or in fulfilling its role as an administrative agent, or other agent under the Term Facility), (B) any settlement entered into by such Indemnified Person (or any of such Indemnified Person’s Related Persons) without your written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense, or (C) any expenses of the type referred to in clause (b) of this sentence except to the extent such expenses would otherwise be of the type referred to in clause (a), and (b) whether or not the Closing Date occurs, to reimburse the Commitment Parties from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable documented out-of-pocket expenses (limited to expenses of our due diligence investigation (to the extent any third-party expenses have been disclosed to you prior to the date hereof), fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), travel expenses and fees, disbursements and other charges of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (ii) a single firm of counsel to the Agent and (iii) a single firm of local counsel to the Commitment Parties (taken as a whole) in each appropriate jurisdiction, limited to Allen & Overy LLP, Lex, Ferrere and any other firm of local counsel retained with your prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), in each case, incurred in connection with the Term Facility and the New Pari 1L Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Term Facility and the New Pari 1L Facility and any ancillary documents or security arrangements in connection therewith (it being agreed that the provisions of this Commitment Letter shall supersede the provisions of that certain Expense Reimbursement Letter, dated as of April 14, 2023, between the Company and Centerbridge Credit CS, L.P.). It is further agreed that the Commitment Parties shall have no liability to any person other than you, and you shall have no liability to any person other than the Commitment Parties and the Indemnified Persons in connection with this Commitment Letter, the Fee Letter, the Term Facility, the New Pari 1L Facility or the transactions contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. None of the Indemnified Persons or (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable) you or any of your affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Term Facility, the New Pari 1L Facility or the transactions contemplated hereby or thereby. The provisions of this Section 7 shall be superseded in each case by the applicable provisions contained in the definitive documentation for the Term Facility, to the extent covered thereby, upon execution thereof and thereafter shall have no further force and effect. You shall not, without the prior written consent of each applicable Indemnified Person (which consent, except with respect to a settlement including a statement of the type referred to in clause (b) below, shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (c) includes customary confidentiality and non-disparagement agreements.

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8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you or any of your representatives by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) each of the Commitment Parties will act as an independent contractor and no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each of the Commitment Parties is acting solely as a principal and not as an agent of yours hereunder and each of the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we are engaged in a broad range of transactions that may involve interests that differ from your interests and that we do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

In the ordinary course of business, we or our affiliates may acquire, hold or sell, for our own or our affiliates’ accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company and its subsidiaries and other companies with which the Company or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us or our affiliates, or any of our or our affiliates’ customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by any party hereto, without the prior written consent of each other party hereto (not to be unreasonably withheld) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly provided for herein), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly provided for herein); provided that each Commitment Party may assign its commitments under this Commitment Letter to its affiliates and any entities to which it provides investment management services to the extent such affiliates or entities expressly assume the rights and obligations of such Commitment Party with respect to such commitments. Unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Term Facility, including all rights with respect to consents, modifications,

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supplements, waivers and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, each Commitment Party’s commitment as a Lender) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 12, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. The words “execution,” “signed,” “signature” and words of like import in this Commitment Letter relating to the execution and delivery of this Commitment Letter shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

You acknowledge that information and documents relating to the Term Facility may be transmitted through the internet, e-mail or similar electronic transmission systems, and that no Indemnified Person or any of its Related Persons shall be liable for any damages arising from the use by others of information or documents transmitted in such manner except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. We may, subject to your prior written consent (in your sole discretion), place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Company and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at our sole expense. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Term Facility. THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

10. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or

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proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

11. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, by you to any other person except (a) to your officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter on a confidential basis or (b) pursuant to the order of any court or administrative agency in any legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law); provided, that (x) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (i) [reserved], (ii) in any public or regulatory filing in each case relating to the Transactions or the Term Facility, (iii) [reserved], (iv) [reserved] and (v) to the extent such information becomes publicly available other than by reason of improper disclosure by you or your Related Persons in violation of any confidentiality obligations hereunder and (y) you may disclose the aggregate amounts contained in the Fee Letter as part of pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any public or regulatory filing relating to the Term Facility or the Transactions; provided, further that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Closing Date.

We shall use all non-public information received by or on behalf of us and our affiliates in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) [reserved], (b) to any Lenders, participants or hedging counterparties or prospective Lenders, participants or hedging counterparties who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this

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sentence, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory or self-regulatory authority having or asserting jurisdiction over us or our respective affiliates (in which case, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory, or self-regulatory authority exercising examination or regulatory authority, we shall promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our affiliates and to our and our affiliates’ respective officers, directors, employees, controlling persons, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who need to know such information and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and each of us shall be responsible for our respective Representatives’ compliance with this paragraph), (f) to any of our respective affiliates and their Representatives (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each of us shall be responsible for our respective affiliates’ and their Representatives’ compliance with this paragraph) to be utilized solely in connection with rendering services or providing commitments to the SPV Borrower in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our respective affiliates or any of our respective Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you or any of your affiliates or related parties, (i) to the extent that such information is independently developed by us, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law) or (k) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality entered into in connection with the Transactions; provided that the disclosure of any such information to any Lenders, prospective Lenders, participants, prospective participants, hedging counterparties or prospective hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender, prospective Lender, participant, prospective participant, hedging counterparty or prospective hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us). The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the Term Facility Documentation upon the initial funding thereunder and shall in any event automatically terminate two years following the date of this Commitment Letter. Please note that we and our affiliates do not provide tax, accounting or legal advice. Notwithstanding any other provision herein, this Commitment Letter does not limit the disclosure of any tax strategies to the extent required by applicable law.

13. Surviving Provisions.

The survival, compensation, reimbursement, indemnification, limitation of liability, absence of fiduciary relationship, confidentiality, information, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or each Commitment Party’s commitment hereunder and our agreements to perform the services described herein, and regardless of whether the Term Facility Documentation is executed and delivered; provided, that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality and compensation, shall automatically terminate and be superseded by the definitive documentation relating to the Term Facility upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or each Commitment Party’s commitment with respect to the Term Facility hereunder at any time subject to the preceding sentence.

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14. PATRIOT Act Notification, etc.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each Lender is required to obtain, verify and record information that identifies the SPV Borrower, and the guarantors with respect thereto, which information includes the name, address, tax identification number and other information regarding the SPV Borrower and the guarantors with respect thereto that will allow such Lender to identify the SPV Borrower and the guarantors thereto in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.

15. Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on May 25, 2023. Each Commitment Party’s commitment hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before July 24, 2023 (the “Outside Date”), then this Commitment Letter and each Commitment Party’s commitment hereunder (including its commitments with respect to any Remaining Commitments), and our agreements to perform the services described herein, shall automatically terminate with respect to the Term Facility (and, if applicable, with respect to the Remaining Commitments) without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension. In the event that Term Loans are funded on the Closing Date in a principal amount equal to or greater than the Minimum Funding Amount but less than $665.0 million, the portion of the Commitments not so funded shall remain outstanding until 5:00 p.m., New York City time, on the Outside Date, the funding of which shall be subject only to the conditions to the incurrence thereof to be set forth in the Term Facility Documentation (as defined in the Term Facility Term Sheet) (the portion of the Commitments not so funded on the Closing Date, the “Remaining Commitments”).

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CENTERBRIDGE CREDIT CS, L.P.

By: Credit and SCIII General Partner, L.L.C., its general partner

By:	/s/ Gavin Baiera
Name: Gavin Baiera
Title: Authorized Signatory

[Commitment Letter -Signature Page]

OPPS SABRE HOLDINGS, L.P.

By: Oaktree Fund AIF Series (Cayman), L.P. – Series O
Its: General Partner

By: Oaktree AIF (Cayman) GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Managing Director

By:	/s/ Ross Rosenfelt
Name: Ross Rosenfelt
Title: Managing Director

By: Oaktree Fund AIF Series, L.P. – Series N
Its: General Partner

By: Oaktree Fund GP AIF, LLC
Its: General Partner

By: Oaktree Fund GP III, L.P.
Its: Managing Member

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

By:	/s/ Ross Rosenfelt
Name: Ross Rosenfelt
Title: Authorized Signatory

[Commitment Letter -Signature Page]

OAK HILL ADVISORS, L.P., on behalf of certain investment funds and separate accounts that it manages

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Commitment Letter -Signature Page]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Lucas Menéndez
Name: Lucas Menéndez
Title: Authorized Signatory

[Commitment Letter -Signature Page]

Accepted and agreed to as of the date first above written:

SABRE GLBL INC.

By:	/s/ Brian Evans
Name: Brian Evans
Title: Treasurer

[Commitment Letter -Signature Page]

EXHIBIT A

$665.0 million Senior Secured Term Facility

Transaction Description1

It is intended that:

1. the SPV Borrower will obtain the senior secured term loan facility described in the Term Facility Term Sheet in an aggregate principal amount of up to $665.0 million (the “Term Facility” and the term loans thereunder, the “Term Loans”);

2. substantially concurrently with the making of the Term Loans, the SPV Borrower, in its capacity as lender under the New Pari 1L Refinancing Loans, will make new loans, that are pari passu in right of payment and with respect to security to the obligations under the Existing Credit Agreement (as defined in the Term Facility Term Sheet), with 100% of the net proceeds of the Term Loans to Sabre GLBL Inc. (the “New Pari 1L Borrower”) as described in the New Pari 1L Term Sheet (the “New Pari 1L Refinancing Loans”); and

3. 100% of the net proceeds of the New Pari 1L Refinancing Loans will be used by the New Pari 1L Borrower to repurchase (through one or more tender offers, in the open market, in privately negotiated transactions, redemption or otherwise) 9.250% Senior Secured Notes due 2025, 7.375% Senior Secured Notes due 2025, 11.250% Senior Secured Notes due 2027 and/or outstanding term loans under the Existing Credit Agreement (as defined in the Term Facility Term Sheet), each previously issued (or, in the case of term loans, borrowed) by the New Pari 1L Borrower, together with all accrued interest required to be paid in connection with such repurchases (collectively, the “Existing Debt Repurchase”).

For the avoidance of doubt, fees and expenses incurred in connection with the foregoing transactions will be paid on the Closing Date. The transactions described in this Exhibit A are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date that the initial funding of loans under the Term Facility occurs, which date shall also be the date on which funding of loans under the New Pari 1L Facility occurs.

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit is attached or in the other Exhibits thereto.

Exh. A-1

EXHIBIT B

Sabre Global

$665.0 million Senior Secured Term Facility

Summary of Principal Terms and Conditions1

Holdings:	A newly created wholly-owned subsidiary of Sabre Headquarters, LLC, a Delaware limited liability company, which newly created subsidiary shall be a bankruptcy remote Delaware limited liability company, with an independent manager to be appointed by CCP Credit (in consultation with the SPV Borrower) and other customary protections, including restrictions against amending its organizational documents (“Holdings”).

Borrower:	A newly created wholly-owned subsidiary of Holdings, which newly created subsidiary shall be a bankruptcy remote Delaware limited liability company, with an independent manager to be appointed by CCP Credit (in consultation with the SPV Borrower) and include customary protections, including restrictions against amending its organizational documents and the New Pari 1L Refinancing Loans (as defined in Exhibit A), in each case, without the consent of the Lenders (as defined below), and only providing consents, waivers or taking other action, in its capacity as lender under the New Pari 1L Refinancing Loans at the direction of the Lenders (including in its capacity as creditor in any proceeding involving the borrower and guarantors of the New Pari 1L Refinancing Loans) (the “SPV Borrower”).

Agent:	Wilmington Trust, National Association will act as administrative agent and collateral agent for the Term Facility (in such capacities, the “Term Facility Agent”) for the lenders (the “Lenders”), and will perform the duties customarily associated with such roles.

Definitive Documentation:	The definitive documentation for the Term Facility (the “Term Facility Documentation”) shall be drafted initially by counsel for the Lenders, and shall, except as otherwise set forth herein, be based on and substantially consistent with (and in any event shall not include any additional financial covenants or material undertakings with respect to the Loan Parties other than as set forth herein) the Amended and Restated Credit Agreement, dated as of February 19, 2013, by and among Sabre GLBL Inc., as borrower (the “Existing Borrower”), Sabre Holdings Corporation, as holdings, Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer, and the lenders from time to time party thereto (as amended through the Ninth Term Loan B Refinancing Amendment, dated as of August 15, 2022, the “Existing Credit Agreement”), and shall be further modified by the terms set forth herein and subject to (i) modifications to reflect changes in law or accounting standards since the date of the Existing Credit Agreement, (ii) modifications to remove the ability to designate any Loan Parties or their

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in the other Exhibits thereto.

respective subsidiaries as additional unrestricted subsidiaries, except in connection with the creation of bona fide joint ventures with third parties in reliance on investment capacity permitted under the Term Facility Documentation and otherwise subject to limitations set forth in the Agreed Grid (as defined below), (iii) modifications to mitigate potential negative tax consequences under “AHYDO” rules, (iv) modifications to reflect that the representations and covenants apply only to the Loan Parties and their respective subsidiaries, (v) modifications to reflect there will be no release of a guarantor solely because it is not wholly-owned in the absence of a bona fide business purpose, (vi) modifications to reflect a prohibition on Loan Parties or their subsidiaries transferring (through an investment, disposition, restricted payment or otherwise) or exclusively licensing intellectual property material to the business of the Loan Parties and their subsidiaries, taken as a whole, to any affiliate that is not a Loan Party, (vii) modifications to reflect that certain of the Loan Parties are not organized in the United States and (viii) modifications to reflect reasonable operational and administrative agency requirements of the Term Facility Agent. The Term Facility Documentation shall contain customary EU and UK bail-in provisions (this paragraph, the “Documentation Principles”).

Term Facility:	A senior secured term loan facility in a maximum aggregate principal amount of $665 million minus the Remaining Commitments (as defined in the Commitment Letter) (the “Term Facility” and the loans thereunder, the “Term Loans”). The Term Loans will be funded in full on the date of the initial funding of the Term Loans (the “Closing Date”) in United States Dollars.

Incremental Facility:	The SPV Borrower will be permitted to increase the Term Facility on the same terms and subject to conditions similar to those in the Existing Credit Agreement (collectively, the “Incremental Facilities”);

provided that:

(i) the aggregate principal amount of all Incremental Facilities outstanding at any time shall not exceed the original principal amount of the Remaining Commitments;

(ii) no default or event of default shall have occurred and be continuing or would result therefrom; and

(iii) the Lenders will have a customary right to first refusal to fund such indebtedness.

Purpose:	The proceeds of the Term Facility will be used by the SPV Borrower solely to (i) make the New Pari 1L Refinancing Loan to the Existing Borrower and (ii) pay fees, costs and expenses in connection with the Transactions. The proceeds of the New Pari 1L Refinancing Loan shall be used solely in a manner permitted by the New Pari 1L Refinancing Facility Documentation (as defined in Exhibit C), including to pay accrued interest required to be repaid in connection with the Existing Debt Repurchase. The proceeds of any Incremental Facilities will be used solely to on-lend such proceeds to the Existing Borrower, and increase the New Pari 1L Refinancing Loans to the Existing Borrower by the same amount.

Exh. B-2

Availability:	The full amount of the Term Facility must be drawn in a single drawing on the Closing Date, except as otherwise set forth in the Commitment Letter or as otherwise set forth in “Incremental Facility” above. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in the Fee Letter.

Default Rate:	With respect to overdue principal or any other overdue amount (including interest), the applicable rate shall be increased to the Ceiling Rate (as defined in the Fee Letter) applicable for paid in kind interest (whether or not the PIK Election Period (as defined in the Fee Letter) is then in effect) plus 3.00% per annum. Default interest shall be due and payable in cash, on demand.

Final Maturity and Amortization:	The Term Facility will mature on December 15, 2028, and will not be subject to amortization.

Guarantees:

All obligations of the SPV Borrower under the Term Facility up to an initial amount not to exceed $400.0 million (which shall be increased by any accrued and unpaid (or accreted or capitalized) interest on such amount), will be unconditionally guaranteed (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized subsidiary of Holdings or the Existing Borrower organized in the Security Jurisdictions (the “Subsidiary Guarantors” and, Holdings together with the Subsidiary Guarantors, the “Guarantors” and, the Guarantors together with the SPV Borrower, the “Loan Parties”), subject to exceptions and qualifications set forth in the agreed guarantee and security principles set forth on Annex B-I attached hereto (the “Agreed Security Principles”). “Security Jurisdictions” means Australia, Luxembourg, Singapore, United Kingdom, Netherlands, Iceland, Poland, and Uruguay.

At all times after the Closing Date, the aggregate gross assets and aggregate revenues of the Subsidiary Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in any subsidiaries) must exceed at least 85.0% of the consolidated gross assets and 85.0% of the aggregate revenue of the combined group consisting of the Subsidiary Guarantors and their respective subsidiaries (the “Guarantor Coverage Test”), as determined on a semi-annual basis based on the most recent financial statements delivered to the Term Facility Agent pursuant to the Term Facility Documentation, commencing with the first full six-month period ending June 30 or December 31 after the Closing Date, and on the last day of each six-month period thereafter, based on the most recent financial statements delivered to the Term Facility Agent pursuant to the Term Facility Documentation; provided that failure to comply with the Guarantor Coverage Test will not constitute an event of default if the SPV Borrower procures that additional members of such combined group sufficient to satisfy the Guarantor Coverage Test become Guarantors within a time period to be mutually agreed.

For the avoidance of doubt, no prepayment of the Term Loans shall reduce the maximum amount that can be collected under the Guarantees.

Exh. B-3

The Term Facility Agent and Lenders shall have no duty or obligation first to marshal or realize upon any collateral, guarantee or other claim in any manner, notwithstanding that the order and timing of any realization, sale, disposition, liquidation or other enforcement action may effect the amount of recovery.

Security:

Subject to the Agreed Security Principles, the Term Facility and the Guarantees will be secured by a first-priority security interest (subject to permitted liens) in all assets of the SPV Borrower and each Guarantor, in each case, whether owned on the Closing Date or thereafter acquired, including, without limitation, all of the equity interests of the SPV Borrower directly held by Holdings, and the equity interests directly held by any Guarantor and a collateral assignment of the promissory note representing the New Pari 1L Refinancing Loans (collectively, the “Collateral”) (with all required mortgages and insurance certificates and endorsements being permitted to be delivered on a post-closing basis).

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the Agreed Security Principles, subject to exceptions to be reasonably agreed

Mandatory Prepayments:

Unless the net cash proceeds are reinvested in assets of, and useful to the business of the Subsidiary Guarantors and their subsidiaries within fifteen (15) months of the applicable asset sale (provided that, any non-ordinary course asset sale or other non-ordinary course disposition of property of the Subsidiary Guarantors shall only be reinvested in Collateral), 100% of the net cash proceeds of any non-ordinary course asset sale or other non-ordinary course disposition of property (including insurance and condemnation proceeds) in excess of an amount to be agreed upon shall be applied to prepay the Term Loans, subject to customary and other exceptions to be agreed (subject to limitations on the Loan Parties’ ability to make such prepayments due to prepayment requirements set forth in the definitive documentation of the Existing First Lien Obligations as in effect on the date hereof).

In addition, 100% of the net cash proceeds of issuances of debt obligations of any Loan Party and its subsidiaries after the Closing Date (other than debt permitted under the Term Facility Documentation) shall be used to prepay the loans under the Term Facility.

In addition, 100% of the net cash proceeds received by the SPV Borrower from a voluntary or mandatory prepayment under the New Pari 1L Refinancing Loans shall be used to prepay the Term Loans.

Exh. B-4

Voluntary Prepayments:	The Term Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty, except as described below, upon not less than three business day’s prior written notice, at the option of the SPV Borrower at any time.

Prepayment Premium:	The Term Facility Documentation shall contain customary “Momentive” language regarding the enforcement of prepayment premiums, and any voluntary prepayment of the Term Facility and any repayment as a result of an acceleration (but not any mandatory prepayment, other than a mandatory prepayment from the proceeds of debt that is not permitted) shall be accompanied by the following prepayment premiums as set forth below opposite the relevant period from the Closing Date as indicated below:

Period	Prepayment Premium:

On or prior to the 2nd anniversary of the Closing Date	Standard make whole at T+50 (calculated assuming that future interest payments are payable in-kind during the PIK Election Period)

After the 2nd anniversary of the Closing Date and on or prior to the 3rd anniversary of the Closing Date	50% of the applicable per annum interest rate, calculated as set forth in the Fee Letter (calculated assuming that future interest payments are payable in-kind during the PIK Election Period)

After the 3rd anniversary of the Closing Date and on or prior to the 4th anniversary of the Closing Date	25% of the applicable per annum interest rate, calculated as set forth in the Fee Letter

Thereafter:	Par

Representations and Warranties:	Representations and warranties to be similar to the Existing Credit Agreement, (a) with such changes to reflect the SPV nature of Holdings and the SPV Borrower and the guarantor and collateral structure applicable to the Guarantors and their subsidiaries (including a representation and warranty that the Term Facility Documentation is binding and in effect, and that the liens securing the Term Loans are first priority liens subject to permitted liens), (b) to include representations around the accuracy in all material respects of the organizational structure, intercompany loan balances and other intercompany arrangements disclosed to the Lenders on or prior to the Closing Date (and a representation of no omission of any material fact necessary in order to make such disclosure not materially misleading in light of the circumstances in which the disclosure was made), (c) a representation as to solvency on an individual basis with respect to each Subsidiary Guarantor (in the case of such representation on the Closing Date, to exclude Subsidiary Guarantors organized in each Post-Closing Jurisdiction (as defined below)) and (d) those representations as set forth on Exhibit C to the Fee Letter.

Exh. B-5

Conditions Precedent to Initial Borrowing:	As set forth in the Commitment Letter and Exhibit D, and other customary conditions (consistent with the Existing Credit Agreement, but adjusted to reflect the SPV nature of Holdings and the SPV Borrower), including: delivery of reasonably satisfactory customary legal opinions of counsel for the SPV Borrower and for the Guarantors organized in the United States and the Security Jurisdictions (other than the Post-Closing Jurisdictions); a certificate from the chief financial officer, treasurer, or an officer with similar duties of the SPV Borrower with respect to solvency (on a combined basis after giving effect to the Transactions and the other transactions contemplated hereby), a certificate of a director, manager or officer (as applicable) of each Guarantor (other than the Post-Closing Guarantors (as defined below)) on an individual basis with respect to solvency; board and shareholder resolutions of each Loan Party (other than any Post-Closing Guarantor) approving the entry into the transactions; all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and a Beneficial Ownership Certification for the SPV Borrower or any Guarantor (other than any Post-Closing Guarantor) that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to any Lender that has requested such certification (in each case, at least two (2) business days prior to the Closing Date but only to the extent requested in writing ten (10) business days prior to the Closing Date); customary corporate organizational documents and officers’ and public officials’ certifications of evidence of authorization and good standing in the jurisdiction of organization for the SPV Borrower and the Guarantors (other than Post-Closing Guarantors); customary closing certificates; except with respect to Collateral to be provided by Loan Parties organized in Netherlands, Iceland, Poland, and Uruguay (collectively, the “Post-Closing Jurisdictions”; and the Subsidiary Guarantors in the Post-Closing Jurisdictions, the “Post-Closing Guarantors”), all documents and instruments required for the creation and perfection of security interests in the Collateral, subject to permitted liens; except with respect to subsidiaries organized in Post-Closing Jurisdictions, execution of the Guarantees by the Guarantors, which shall be in full force and effect; evidence of authority for the SPV Borrower and the Guarantors (other than the Post-Closing Guarantors); accuracy of the representations and warranties; the execution and delivery of a joinder to the Existing Intercreditor Agreement (as defined in the Existing Credit Agreement) by the parties thereto (including the SPV Borrower, in its capacity as sole lender and representative under the New Pari 1L Refinancing Loans (or the New Pari 1L Agent on its behalf)).

Exh. B-6

The initial borrowing under the Term Facility will also be subject to the applicable conditions precedent set forth in the Commitment Letter and Exhibit D to the Commitment Letter.
Affirmative Covenants:	Affirmative covenants to be substantially similar to the Existing Credit Agreement, to be applicable to the Loan Parties and their respective subsidiaries, subject to adjustment based on the guarantor and collateral structure (including covenants customary for guarantors organized in the applicable Security Jurisdictions, but subject to the Documentation Principles); provided, that (1) in addition to reporting contemplated under the Existing Credit Agreement, the SPV Borrower shall provide (I) reporting as set forth in the “Grid of Agreed Business Terms set forth in Annex B-II hereto (the “Agreed Grid”), (II) upon request of the Term Facility Agent, an annual lender call within a reasonable time within delivery of the audited financials and (III) customary compliance certificates with delivery of any financial statements and liquidity report, (2) there shall be no ability to designate any additional unrestricted subsidiaries, except in connection with the creation of bona fide joint ventures with third parties in reliance on investment capacity permitted under the Term Facility Documentation and otherwise subject to limitations set forth in the Agreed Grid, (3) there shall be a requirement for each party to the Omnibus Agreement to perform its obligations under the Omnibus Agreement (provided there shall be no requirement for the Term Facility Agent or any Lender to monitor such compliance, (4) there shall be a requirement to use reasonable best efforts to obtain and maintain ratings from Moody’s within a time period to be agreed after the Closing Date (but, for the avoidance of doubt, not to maintain a specific rating), (5) for each Subsidiary Guarantor organized in a Post-Closing Jurisdiction, to join as a guarantor and enter into the relevant collateral documentation within sixty (60) days after the Closing Date (or such later date reasonably agreed in writing (including via email) by the majority lenders), and at such time, to provide a solvency certification on an individual basis and to provide such other condition precedent documentation for such Subsidiary Guarantor that was provided in respect of each Subsidiary Guarantor (other than the Post-Closing Guarantors) as a condition precedent to the initial borrowing on the original Closing Date and (6) the affirmative covenants shall include any affirmative covenant set forth on Exhibit C to the Fee Letter.

Exh. B-7

Negative Covenants:	Negative covenants to be substantially similar to the Existing Credit Agreement and applicable to the SPV Borrower and Guarantors and their subsidiaries, subject to a reduction to certain baskets in a manner consistent with the Documentation Principles (including, for the avoidance of doubt, the removal of ratio incurrence baskets); provided, that (i) non-ordinary course exceptions to the “Indebtedness,” “Investments,” and “Liens” covenants will be subject to modifications as set forth in the Agreed Grid and shall not permit intercompany loans by a parent company of the Existing Borrower to a Loan Party or its subsidiaries, (ii) Holdings and the SPV Borrower will be subject to standard non-operating SPE restrictions, including restrictions against amending their organizational documents, restrictions on conducting any activities (including forming subsidiaries or holding assets (other than, in the case of Holdings, the equity interests in the SPV Borrower, and in the case of the SPV Borrower, the New Pari 1L Refinancing Loans), asset sales and incurring debt or liens (other than, in the case of the SPV Borrower, the Term Facility, and the liens securing the same) and restriction on amending the New Pari 1L Refinancing Loans and the restriction against the transfer of any assets (including the New Pari 1L Refinancing Loans), (iii) transfers from, and restricted payments by, each Guarantor and its subsidiaries of businesses, shares and “material assets” (as defined in the Agreed Grid) to any third party or affiliate (other than the Guarantors) shall be limited in a manner set forth in the Agreed Grid, (iv) intercompany obligations owed by each Subsidiary Guarantor and its subsidiaries to the Company or Loan Parties (as defined in the Existing Credit Agreement) will be subordinated in a customary manner, (v) (x) to the extent the Company or Loan Parties (as defined in the Existing Credit Agreement) are making an intercompany loan to any of their subsidiaries organized in a non-US jurisdiction, such amounts shall first be netted against obligations owed to such subsidiary by the Company or other applicable Loan Party (as defined in the Existing Credit Agreement) and (y) if no such obligations are available to be netted, such intercompany loans shall be made by making an initial intercompany loan to Sabre Finance S.à r.l, and subsequently on-lending the proceeds to the applicable non-US subsidiary, (vi) transactions among any Loan Parties or their subsidiaries (on the one-hand) and other affiliates of the Existing Borrower shall be limited as set forth in the Agreed Grid, (vii) no non-ordinary course assets sales by the Guarantors and their subsidiaries shall be permitted, except as set forth in the Agreed Grid, (viii) Lux Parent, Sabre International S.à r.l. and Sabre Finance S.à r.l. shall be restricted from carrying out any business other than its business as of the Closing Date and reasonable extensions thereof, and activities incidental thereto, (ix) the Term Facility Documentation shall not permit the investment of, or disposition of, Securitization Assets (as defined in the Existing Credit Agreement), other than by existing servicers under the Qualified Securitization Financing (as defined in the Existing Credit Agreement) in effect as of the date hereof (the “Existing Securitization”), in excess of the principal amount of the Existing Securitization as of the date hereof or as otherwise required by the Existing Securitization as in effect as of the date hereof (which existing servicers may also act as a servicer under any Qualified Securitization Financing that constitutes a Permitted Refinancing (as defined in the Existing Credit Agreement, but for the avoidance of doubt, which shall not permit a refinancing with terms materially worse to the Loan Parties (as determined by the Loan Parties in good faith) than those set forth in the Existing Securitization) of the Existing Securitization), (x) no amendments to the New Pari 1L Refinancing Loan Facility Documentation (as defined in Exhibit C), (xi) no amendments, waivers, consents or modifications to the Omnibus Agreement (as defined in Exhibit D), (xii) no adverse amendments, waivers, consents or modifications to the Deloitte Engagement (as defined in Exhibit D), (xiii) no adverse amendments, waivers, consents or modifications to the Term Facility Documentation or the Guarantees, (xiv) no adverse amendments, waivers, consents or modifications to the Intercompany Agreements (as defined on Exhibit C to the Fee Letter) and (xv) the negative covenants shall include any negative covenant set forth on Exhibit C to the Fee Letter.

Exh. B-8

Liquidity Covenant:	As of the last day of each fiscal quarter, and immediately before and after giving effect to any dividend, distribution by, or repurchase of equity interests of, Lux Parent, Lux Parent and its subsidiaries, on a consolidated basis, shall have at least $100.0 million of unrestricted cash and cash equivalents (the “Liquidity Covenant”).

Events of Default:	Events of default to be substantially similar to the Existing Credit Agreement (including any material provision of any collateral document ceasing to be in full force and effect, any guarantee being deemed invalid, any Loan Party contesting the validity of any collateral document or Guarantee); provided that there shall be a cross-default and cross-acceleration to any New Pari 1L Refinancing Loans and any Existing First Lien Obligations and any bankruptcy related events of defaults shall be modified to reflect that the Loan Parties are not organized solely in the Untied States.

Unrestricted Subsidiaries:	No subsidiary of a Loan Party shall be an unrestricted subsidiary (other than those in existence as of the Closing Date), except in connection with the creation of bona fide joint ventures with third parties in reliance on investment capacity permitted under the Term Facility Documentation and otherwise subject to limitations set forth in the Agreed Grid.

Assignments	Substantially similar to the Existing Credit Agreement, but with (x) ten (10) business days’ deemed consent, (y) no ability for the SPV Borrower or any of its affiliates to acquire any Term Loans and (z) the ability for assignment by any Lender without consent of the SPV Borrower to any other Lender and its or their respective affiliates and approved funds.

Voting:	Substantially similar to the Existing Credit Agreement, but any amendments to pro rata sharing, the waterfall, and any subordination of the claims of the Lenders, and/or any extension of any payment default (or any terms that have the effect of amending the substance of the foregoing) shall be subject to a vote of all affected lenders.

Cost and Yield Protection:	Substantially similar to the Existing Credit Agreement.

Expenses and Indemnification:	Substantially similar to the Existing Credit Agreement.

Governing Law and Forum:	New York, except for the security documents which shall be governed by the appropriate local law consistent with the Agreed Security Principles.

Exh. B-9

Annex B-I

Sabre/Centerbridge Facility

Agreed Guarantee and Security Principles

1	Introduction

1.1

The guarantees and security required to be provided under the Loan Documents will be given in accordance with the guarantee and security principles set out in this Annex B-I (the “Agreed Security Principles”). The parties agree that the scope and other terms of the guarantees and security proposed to be provided under the Loan Documents by any Foreign Loan Party (as defined below) shall be subject in all respects to the limitations and other provisions of this Annex B-I which shall be reflected in the limitations set out in the Loan Documents. Capitalized terms used herein without definition shall have the meaning assigned to such terms in the Commitment Letter to which this Annex B-I is attached, and the Exhibits thereto.

2	Defined Terms

In these guarantee and security principles:

Acceleration Event means the occurrence of an Event of Default that is continuing and in respect of which any of the obligations under the Credit Agreement have been accelerated in accordance with the provisions of the Credit Agreement.

Agent means the Term Facility Agent.

Collateral means the assets of a Foreign Loan Party which is the subject of a security interest in favour of the Agent to secure the Secured Obligations.

Foreign Loan Party means any subsidiary of the Existing Borrower (the Existing Borrower and its subsidiaries, the “Sabre Group”) incorporated or organised in a Relevant Jurisdiction, except as otherwise agreed between the Borrower and Agent.

Guarantee Limitation means the cap on the amount of Guarantees provided by the Subsidiary Guarantors in the initial amount of $400.0 million (which shall be increased by any accrued and unpaid (or accreted or capitalized) interest on such amount in accordance with the Term Facility Documentation).

Relevant Jurisdictions means each Security Jurisdiction and such other jurisdictions as the Borrower and the Agent may agree, including to comply with the guarantor coverage test required under the Term Facility Documentation.

Security Documents means any document executed by a Foreign Loan Party as security for the Secured Obligations.

Secured Obligations means, subject to any agreed limitations, all obligations and liabilities of the Loan Parties to the Secured Parties under the Term Facility Documentation, both actual and contingent and whether due, owing or incurred solely or jointly and as principal or surety or in any other capacity.

Secured Parties means the Lenders and the Agent.

3	General principles

3.1

The Agreed Security Principles embody a recognition by all parties that there may be certain legal, practical and commercial difficulties in obtaining effective or commercially reasonable guarantees and/or security in respect of Collateral from all relevant Foreign Loan Parties in each Relevant Jurisdiction in which it has been agreed that guarantees and security will be granted. In particular (and without limitation):

(a)

general legal and statutory limitations (including the guarantee limitation language set out in the Loan Documents with respect to the jurisdictions to which they refer), regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit laws, fraudulent preference, equitable subordination, foreign exchange laws or regulations (or analogous restrictions), transfer pricing or thin capitalization, earnings stripping, controlled foreign corporation and other tax restrictions, exchange control restrictions, capital maintenance rules and liquidity impairment rules, usury law provisions, no compounded interest rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles under any applicable law may preclude or limit the ability of a Foreign Loan Party to provide a guarantee or security or may require that the guarantee or Collateral be limited as to amount or otherwise and, if so, the guarantee or any relevant asset may be excluded or may be so limited; provided that it is acknowledged and agreed that each Foreign Loan Party is providing guarantees and security on an “upstream” basis and that there are no preclusions from the provision of guarantees and security by the Foreign Loan Parties incorporated in the Security Jurisdictions and the terms of any contractual limitations in respect of the Foreign Loan Parties incorporated in the Security Jurisdictions have been substantially agreed between counsel to the Commitment Parties and the Borrower prior to the date of the Commitment Letter and the relevant Foreign Loan Party shall use commercially reasonable efforts to overcome any such obstacle that is reasonably capable of being overcome by the applicable Foreign Loan Party for a period of not more than twenty (20) Business Days and without incurring material cost if: (1) the Agent (acting reasonably) notifies the relevant Foreign Loan Party that such relevant Foreign Loan Party should seek to overcome such obstacle; and (2) the relevant Foreign Loan Party is satisfied that such endeavours would not reasonably be expected to adversely impact relationships with third parties (otherwise such guarantee or security document shall be subject to such obstacle in all respects);

(b)

a key factor in determining whether or not a guarantee or security will be taken (and in respect of the Collateral, the extent of its scope, perfection and/or registration) is the applicable time and cost (including, without limitation, adverse effects on taxes, interest deductibility, stamp duty, registration taxes, registration fees, legal fees, notarial costs or any other fees, costs, commissions or expenses directly associated with the granting of the guarantee or security) which will not be disproportionate to the benefit accruing to the Lenders and other Secured Parties of obtaining (or in respect of the security, performing any registration or other perfection of) such guarantee or security;

(c)

no Foreign Loan Party will be required to give guarantees or enter into Security Documents if it is not within the legal capacity of, or otherwise contrary to its constitutional documents, of the relevant person or if it would conflict with the fiduciary or statutory duties of their directors, officers, employees or managers or contravene any applicable legal, regulatory or any enforceable contractual or corporate prohibition or restriction or have the potential to result in a risk of personal, civil or criminal liability for any director, manager or officer of or for any Foreign Loan Party (in each case after giving effect to guarantee limitation language agreed between the Borrower and Lender in the relevant Loan Document) as determined in good faith by the Borrower or the Foreign Loan Party; provided that it is acknowledged and agreed that each Foreign Loan Party is providing guarantees and security on an “upstream” basis and that there are no such restrictions or prohibitions which would restrict, prevent or inhibit the Foreign Loan Parties incorporated in the Security Jurisdictions from the provision of guarantees and security and, in relation to a contractual prohibition or restriction only, the relevant person, director, manager or officer shall use commercially reasonable efforts to overcome any such obstacle (for a period of not more than ten (10) Business Days and without incurring material cost if: (1) the Agent (acting reasonably) notifies the relevant Foreign Loan Party that such relevant Foreign Loan Party should seek to overcome such obstacle; and (2) the relevant Foreign Loan Party is satisfied that such endeavours would not reasonably be expected to adversely impact relationships with third parties (otherwise such guarantee or security shall be subject to such prohibition or restriction);

2

(d)	[Reserved];

(e)

any asset subject to a legal requirement, contract, lease, license, instrument, regulatory constraint (including, without limitation, any agreement with any government or regulatory body) or other third party arrangement, which may prevent or condition the asset from being subject to the applicable security document (including, without limitation, requiring a consent of any third party, supervisory board or works council (or equivalent or similar bodies)) and any asset where, if such asset were to be subject to the applicable security document, a third party would have the right to terminate or otherwise amend any rights, benefits and/or obligations of any Foreign Loan Party in respect of the asset or require any Foreign Loan Party to take any action materially adverse to the interests of the Existing Borrower or such Foreign Loan Party, in each case will be excluded from any security and the applicable security document; provided that, in relation to a contractual prohibition or restriction only, commercially reasonable efforts (for a period of not more than ten (10) Business Days and without incurring material cost) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the relevant Foreign Loan Party if: (1) the Agent (acting reasonably) notifies such Foreign Loan Party that (x) such consent should be sought; and (y) determines that the asset is material in the context of the business of the Existing Borrower; and (2) the Foreign Loan Party is satisfied that such commercially reasonable efforts would not reasonably be expected to adversely impact relationships with third parties (otherwise no such consent shall be sought);

(f)

the granting, registration or the perfection of security interests will not be required in a manner such that it would have a material adverse effect on the ability of the relevant Foreign Loan Party to conduct its operations and business in the ordinary course or as otherwise not prohibited by the Loan Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to an Acceleration Event and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (d);

(g)

the maximum guaranteed and/or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the cost of increasing the guaranteed and/or secured amount is disproportionate in relation to the value afforded thereby, including the likely value of the asset in an enforcement process, taking into account the level of such taxes and duties;

(h)

where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(i)	[Reserved];

(j)

unless otherwise necessary under local law and so provided in the Loan Documents, there should be no action required to be taken in relation to the guarantees or security when any Lender assigns, transfers or participates any of its participation in the Loans or Commitments to a new Lender and no Foreign Loan Party shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment, transfer or participation by a Lender;

(k)

to the extent legally effective, all guarantees and all security will be given in favour of the Agent, for the benefit of the Secured Parties, and not the Secured Parties individually (with the Agent to hold one set of Security Documents for all the Secured Parties); customary “parallel debt”, security trust and/or other customary security agency provisions (or equivalent mechanisms in the relevant jurisdiction, including without limitation, security agency provisions that provide that the security will be granted to the Agent acting as direct representative of the other Secured Parties) will be used where necessary;

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(l)	subject to Section 10.1 below, no guarantees or security will be required from or over the shares or assets of any joint venture or similar arrangement;

(m)

it is expressly acknowledged that it may be impossible, impractical or not financially worthwhile to the Loan Parties to create security over certain types of asset and/or over certain categories of assets in which event security will not be taken over such assets;

(n)

subject in all cases to the other provisions in these Agreed Security Principles, any Security Document will only be required to be notarized if required by applicable law in order for the relevant security interest to become enforceable or admissible in evidence, or if counsel to the Agent and the the Borrower in that jurisdiction agree as being advisable to permit enforcement or to establish or preserve its ranking;

(o)	no title insurance will be required;

(p)	no Foreign Loan Party shall guarantee, and no security shall be taken to secure, any “Excluded Swap Obligations”;

(q)	no perfection, filing or other action will be required with respect to a type of Collateral not owned by Loan Parties;

(r)

(A) to the extent that a valid and enforceable security interest having the requisite priority can be taken on substantially all of the intended Collateral in any Relevant Jurisdiction on a generic basis without listing any individual assets, no specific listing shall be required (other than in relation to bank accounts, details of which may be listed as customary) and (B) without limiting the generality of the foregoing, the Security Documents shall not include or require a listing of any assets unless the absence of such listing would render the security interest therein invalid, unenforceable, subject to a greater risk of challenge or would otherwise result in the inability to perfect and/or enforce the security interest created thereunder;

(s)

all guarantees and security shall also be limited by any other specific prohibitions or limitations of applicable local law as agreed by the advisers to the Agent and the advisers to the Borrower as set forth in the relevant Security Document;

(t)

in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Loan Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use), for the avoidance of doubt, no deposit account control agreement in relation to its deposit accounts shall be delivered by any Australian Loan Party;

(u)

unless otherwise expressly provided in these Agreed Security Principles, prior to an Acceleration Event, notices will not be required to be sent to contractual third parties unless required and customary under applicable local law to perfect, establish priority of or enforce a security interest in respect of receivables (including in respect of insurance and intercompany receivables), inventory, or bank accounts (but in no event shall acknowledgements, or similar, be required prior to an Acceleration Event (other than in respect of bank accounts to the extent such acknowledgement is required or customary under local law)).

3.2	Guarantees will only be provided by the Foreign Loan Parties and security will be created over the shares (to the extent owned by another Loan Party) and all assets of the Foreign Loan Parties.

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3.3

Except as provided in this paragraph 3.3, all Security Documents shall be governed by the law of the jurisdiction of incorporation of the applicable Foreign Loan Party and no action in relation to Collateral (including any perfection step, further assurance step, filing or registration) will be required in any other jurisdiction provided that security over the relevant material assets can validly be granted by such Security Documents. Security over the shares in any Foreign Loan Party shall be governed by the jurisdiction of the shares that are to be secured.

3.4

All guarantees shall be governed by the laws of the State of New York, but for Foreign Loan Parties all relevant local law corporate approvals (pre-approvals) for the issuance of guarantees and/or security will need to be obtained.

3.5

Subject to (or to the extent permitted by) applicable law, the terms of the Security Documents shall secure the Secured Obligations as such obligations (and/or the Credit Agreement or other Loan Documents) may be amended, amended and restated, supplemented, replaced, renewed, restructured, extended, refunded, refinanced or otherwise modified from time to time (including, without limitation, where such transactions result in any increases or decreases of the principal amount of the secured obligations, any extensions of maturity, any changes in interest rates or other economic terms, or any changes in the secured parties, lenders or lenders’ agents) so as to minimize the need for any additional Security Documents, amendments, reaffirmations or other actions with respect to such Security Documents in connection with the foregoing.

3.6

Subject to the guarantee limitations set out in the Loan Documents and these Agreed Security Principles, each guarantee will be an upstream, cross-stream or downstream guarantee for all Secured Obligations in accordance with, and subject to, the requirements of the Agreed Security Principles in each Relevant Jurisdiction. Security Documents will secure the guarantee obligations of the relevant grantor of such security or, if such security is provided on a third-party basis, all Secured Obligations, in each case in accordance with, and subject to, local law requirements and the requirements, specific guarantee limitations applicable thereto of these Agreed Security Principles, in each Relevant Jurisdiction and shall not impose any obligation more onerous than those contained in the Credit Agreement (subject to these Agreed Security Principles).

3.7

Guarantees and security granted by the Foreign Loan Parties shall, to the extent possible under relevant local law, be enforceable only following an Acceleration Event which is continuing or, in relation to guarantees, following non-payment of any amount under the Loan Documents in accordance with the terms thereof.

3.8

There shall be no rights for any Secured Party to exercise a power of attorney until the occurrence of an Acceleration Event or a failure by the relevant Foreign Loan Party to perform any further assurance, registration or perfection obligation under or relating to the Loan Documents within five Business Days of written notice from the Agent requiring such action.

4	Terms of Security Documents and Guarantees

4.1

The Security Documents shall not operate so as to prevent transactions which are permitted under the Credit Agreement and shall not require additional consents or authorisations from the Lenders and, in particular, shall permit disposals of assets where such disposal is permitted under the Credit Agreement and will include authorisation for the Agent to do all things necessary or reasonably requested to release security in respect of the Collateral the subject of such disposal.

4.2

Unless required by local law, the circumstances in which the Collateral shall be released should not be dealt with in individual Security Documents but, if so required, shall provide that Collateral will be released in accordance with the relevant provisions of the Credit Agreement, and such release shall be automatic, without prejudice to any actions that may be necessary under local law to effect or evidence such release and, where appropriate, shall entail a simultaneous release of any contractual obligations related to the released Collateral.

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4.3

The Security Documents shall not contain representations, warranties, undertakings or other provisions to the extent similar or substantially equivalent warranties or undertakings are included in Credit Agreement, except to the extent expressly required by local law to create, preserve enforce or perfect such security and are the same (and no more onerous than) any equivalent provisions contained in the Credit Agreement unless agreed that it is market in any jurisdiction to do so.

4.4

The Security Documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they will not contain additional representations or undertakings (such as in respect of insurance, further security, information or the payment of costs) unless these are required for the creation or perfection of the security or are market standard in the Relevant Jurisdiction unless agreed that it is market in any jurisdiction to do so.

4.5	Subject to any permitted security, the Security Documents will be first ranking over the Collateral.

4.6

The Security Documents will, where possible and practical, automatically create security over future assets of the same type as those already secured. Where local law or pledge registries require supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created and/or perfected over that specific future asset, the Loan Documents may require such supplemental pledges or notices to be provided upon request of the Agent to the extent necessary for the creation, priority, perfection, or validity of security over the relevant Collateral.

4.7

Whenever a Security Document or these Agreed Security Principles require the performance of any action on a certain date or within a certain time period, such date or time period may be extended by the Agent in its sole discretion.

4.8

Any reference in a Security Document or guarantee to an action that is permitted pursuant to the terms of the Credit Agreement shall be deemed to include any action that is not prohibited pursuant to the terms of the Credit Agreement.

4.9

If any Security Document, pursuant to these Agreed Security Principles, restricts any Foreign Loan Party’s ability to be free to deal with any of its Collateral in the course of its business upon the occurrence of an Acceleration Event, the Agent in its sole discretion may permit such Foreign Loan Party to continue dealing with such Collateral (or portion thereof) in the course of its business or on terms agreed by the Agent.

4.10	Where appropriate and legally possible, defined terms in the Security Documents and guarantees should mirror those in the Credit Agreement or be defined by reference thereto.

5	Scope of Collateral

5.1

Subject to any other provision of these Agreed Security Principles (or as otherwise agreed by the Borrower and the Agent), all assets of the Foreign Loan Parties will be subject to the Security Documents, with limitations as may be agreed between the Borrower and the Agent.

5.2

Save to the extent it can be covered by a floating charge, general security grant or equivalent security interest, no security shall be provided over any real estate or plant and machinery of a Foreign Loan Party.

6	Bank Accounts

6.1

Any Security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank provided that (save in respect of any permitted security) such prior security interests must only secure fees, costs and customary indemnities of such account bank or amounts due to such bank in providing banking services. Any prior security interests over bank accounts located in Luxembourg must be waived by the relevant Luxembourg account bank.

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6.2	No Foreign Loan Party will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

6.3

To the extent a Foreign Loan Party has granted security over its bank account, such Foreign Loan Party shall be free to deal with those accounts and transfer, pay out and dispose of cash in the course of its business until an Acceleration Event which is continuing.

6.4

If required by local law to perfect or establish priority of the security or is customary practice in the relevant jurisdiction and if possible without disrupting operation of the account, notice of the security will be served on the account bank in relation to applicable accounts within 10 Business Days of the date of the applicable security document (or accession thereto) (or earlier, only if perfection requires an earlier notice under the relevant local law, including obtaining prior consents under the relevant local law).

6.5

The applicable Foreign Loan Party shall not be obliged to obtain an acknowledgment of any notice required to be given to an account bank unless required as a matter of law for perfection, priority or enforcement purposes, and in such event (other than with regards to a Luxembourg account) the applicable Foreign Loan Party will use commercially reasonable efforts to obtain an acknowledgement of that notice within 20 Business Days of service, and if the Foreign Loan Party has used its commercially reasonable efforts but has not been able to obtain acknowledgement or acceptance, its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period (or earlier, only if perfection or priority requires an earlier notice under the relevant local law) (it being understood that if an acknowledgement is necessary to establish perfection and such acknowledgement is not obtained, the Agent may request the applicable Foreign Loan Party close such account within a reasonable time as agreed between such Foreign Loan Party and the Agent to the extent set forth in the Credit Agreement).

6.6	If required under local law or is customary practice in the Relevant Jurisdiction, security over the bank accounts will be registered.

7	Insurance Policies

7.1

All Insurance Policies (a list of which shall be provided by the Borrower) in the name of the Foreign Loan Parties shall be charged and/or assigned in favour of the Secured Parties except for third liability insurance and insurance in favour of employees (to the extent permissible by applicable law).

7.2	Prior to an Event of Default which is continuing, no loss payee or other endorsement will be made on the insurance policy and neither the Agent nor any other Secured Party will be named as co-insured.

8	Receivables

8.1

To the extent a Foreign Loan Party grants security over any of its receivables (including intercompany receivables owing to it), it shall (subject to a subordination agreement in form and substance satisfactory to Agent) be free to receive payment for, deal with, amend, waive or terminate those receivables until the occurrence of an Acceleration Event which is continuing in accordance with the terms of the Term Loan Facility Documentation.

8.2

Subject to paragraph 3.1(e) above, no security will be granted over any receivables which is not permitted under the terms of the relevant contract, except to the extent (i) such prohibition is or may be unenforceable after giving effect to any anti-assignment provisions of applicable law or (ii) a different form of security could be taken without breaching such prohibition. To the extent permitted by applicable law, no contractual restrictions or prohibition to grant security over any intercompany receivables shall apply and all such receivables shall remain freely transferable regardless of the terms of the relevant contracts.

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8.3

Prior to an Acceleration Event and subject to paragraph 8.4 below, the Security Documents shall only require notices to be sent to account debtors if required and customary under applicable local law to perfect, establish priority of or enforce a security interest in respect of receivables, but in no event shall acknowledgements, or similar, be required (other than to the extent such acknowledgement is required under local law for the creation, perfection, validity or priority of the security).

8.4

Unless the relevant debtor is party to a Security Document, and notice is provided through that document, if required by local law to perfect the security or if it is customary practice in the relevant jurisdiction, notice of the security will be served on the relevant counterparty within 3 Business Days of the security being granted and the Loan Party shall obtain an acknowledgement of that notice from the relevant Group member within 20 Business Days of service; provided, further that the Sabre Group shall take any additional steps required or desirable to perfect such security.

8.5

Lists of receivables will only be required to the extent such listings are necessary for the creation, perfection, validity or priority of liens over such Collateral under applicable local law and solely to the extent requested by the Agent in its reasonable discretion. Any such list will not include details of the underlying contracts (but may include non-sensitive generic information to the extent that would allow for the creation of such Collateral under local law) unless required to create or perfect security and to the extent such provision would not violate any privacy or other applicable laws. Lists will not be required to be updated more frequently than quarterly (or such shorter period as may be agreed), or upon request of the Collateral Agent at any time an Event of Default is continuing.

8.6	If required under local law or is customary practice in the Relevant Jurisdiction, security over receivables will be registered.

9	Intellectual Property

9.1

Unless otherwise agreed between the Borrower and the Agent and without prejudice to any floating or general security granted, only security over material or registered intellectual property shall be granted, subject to the underlying principles agreed in these Agreed Security Principles. Material intellectual property is any intellectual property which is necessary to the carrying out of (x) any Subsidiary Guarantor, (y) its subsidiaries or (z) the Company and its subsidiaries, business.

9.2

Unless otherwise agreed between parties, to the extent a Foreign Loan party grants security over its intellectual property, it shall be free to deal with those assets in the course of its business until the occurrence of an Acceleration Event which is continuing (including, without limitation, allowing its intellectual property to lapse if no longer material to its business) in accordance with the terms of the Loan Documents.

9.3	No notice shall be prepared or given to any third party from whom intellectual property is licensed until an Acceleration Event which is continuing.

9.4

Unless otherwise agreed between the Borrower and the Agent, no registrations shall be required at any intellectual property registry until an Acceleration Event. Subject to Section 3.1(b) above, if required for the validity, perfection and enforceability under local law, security over Intellectual Property will be registered under the law of the relevant Security Document and subject to the general principles set out in these Agreed Security Principles.

10	Shares

10.1

No Foreign Loan Party shall be required to grant security over the shares it owns in any joint venture (x) in existence as of the Closing Date or (y) to the extent prohibited or that the consent of the other parties to the joint venture would be required; provided, solely with respect to clause (y), that the relevant Foreign Loan Party shall use commercially reasonable efforts to overcome any such obstacle that is reasonably capable of being overcome by the applicable Foreign Loan Party for a period of not more than twenty (20) Business Days and without incurring material cost.

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10.2

Until an Event of Default has occurred and is continuing and the Collateral Agent has given notice to the Company, the Foreign Loan Party providing the relevant security will be permitted to retain and to exercise voting rights to any shares charged by it in a manner which does not adversely affect the validity or enforceability of the Transaction Security over those shares or cause an Event Of Default to occur, and the company whose shares have been charged will be permitted to pay dividends to the Foreign Loan party, subject to the terms of the Credit Agreement.

10.3	The Agent may only exercise the voting rights in any shares the subject of security after the occurrence of an Event of Default which is continuing following giving of notice to the Company.

10.4

Where customary or required by law, at the time of execution of the share security, the share certificate and a stock transfer form executed in blank will be provided to the Agent and/or the creation of the security shall be noted on the share certificate, in the share register and/or in the shareholders’ register (as customary for the Relevant Jurisdiction).

10.5

Unless the restriction is required by law, the constitutional documents of the company whose shares have been charged will be amended to remove or, as appropriate, disapply any restriction on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them or the transfer or exercise of voting rights.

10.6

If required under local law, or if it is customary practice in the Relevant Jurisdiction, Transaction Security over shares will be registered subject to the general principles set out in these Agreed Security Principles.

11	Fixed Assets

11.1

To the extent a Foreign Loan Party grants security over its fixed assets, it shall be free to deal with those assets in the ordinary course of its business and as otherwise permitted by the Term Loan Facility Documentation.

11.2

Each Foreign Loan Party granting such security shall be free to deal with its fixed assets and inventory in the course of its business until an Acceleration Event has occurred and is continuing, in each case as permitted by the Term Loan Facility Documentation.

11.3	No fixed security will be granted over fixed assets that are not material.

11.4

There shall be no requirement to label, segregate, map, list, specify or to give notice to third parties or affix any notice to the fixed assets over which security is granted until the occurrence of an Acceleration Event which is continuing.

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Annex B-II

Sabre Global

Grid of Agreed Business Terms for the $665.0 million Senior Secured Term Facility

Agreed Business Term[1]
Financial Reporting

1.	Foreign Subsidiary Guarantor Financial Statements	To the extent required under applicable local statutory laws, the SPV Borrower shall provide individual or combined audited annual financial statements for the following entities (each to be delivered within the statutory timeframe): (a) Singapore: (i) Sabre Asia Pacific Pte. Ltd. (4001), (ii) Sabre Technology Holdings Pte. Ltd. (4004) and (iii) Sabre Marketing Pte. Ltd. (4005), (b) Netherlands: (i) Sabre Marketing Nederland B.V. (3017), (c) Australia: (i) Sabre Australia Technologies I Pty Limited (4012) and (ii) Sabre Travel Network (Australia) Pty. Ltd. (4013), (d) United Kingdom: (i) Sabre Global Technologies Limited (3001), (ii) Sabre UK Marketing Ltd. (3023) and (iii) Sabre EMEA Marketing Limited (3025), (e) Poland: (i) Sabre Polska Sp. Z.o.o. (3003), (f) Iceland: (i) Sabre Iceland ehf. (3042) and (g) Uruguay: (i) Sabre Global Services, S.A. (2001) (the “Individual Audited Financial Statements”).

2.	Auditor Opinion Qualifications	Any audit report shall be prepared in accordance with generally accepted auditing standards and shall be accompanied with an audit opinion to the extent an audit opinion is customarily provided by the auditor to the audited entity in such jurisdiction in connection with the obtaining of an annual audit.

3.	Delivery of Financial Statements	The SPV Borrower shall deliver the Individual Audited Financial Statements within the timelines required under applicable local statutory laws. The SPV Borrower shall deliver unaudited quarterly financial statements for each of the first three fiscal quarters of each fiscal year and, solely in the case of the consolidated financials of Lux Parent and its subsidiaries, the fourth fiscal quarter of each fiscal year ending after the Closing Date, within 45 days after the end of each such fiscal quarter, in each case (i) for the entities described in 1.a. above and for Lux Parent and its subsidiaries on a consolidated basis and (ii) with such financial statements being internally prepared, without footnotes and in a form consistent with the form shared with Centerbridge on or prior to the date hereof.

4.	Lux Parent Cash Reports	The SPV Borrower shall deliver liquidity reports for Sabre Holdings (Luxembourg) Sarl (3030) (the “Lux Parent”) on a monthly basis.

5.	To post on Private Investor Portal	To also post on investor portal (a) on a quarterly basis revenue / EBITDA per quarter from (i) each of the non-US guarantors of the SPV facility and their subsidiaries (on a combined basis for each jurisdiction) and (ii) as a whole for the non-US guarantors of the SPV facility and their subsidiaries (so 9 sets of revenue / EBITDA disclosures) and (b) monthly liquidity information provided under the SPV Loan Facility
Negative Covenants, Etc.

6.	Affiliate Transactions	From and after the Closing Date, affiliate transactions (x) in the form of intercompany transactions between US subsidiaries and non-US subsidiaries, (y) that are documented in writing and (z) in excess of $5 million in the aggregate, shall be on an arm’s length basis.

[1]	These covenants are applicable to the Subsidiary Guarantors (and their subsidiaries) under the Term Facility described in Exhibit B to the Commitment Letter.

Agreed Business Term[1]

7.	Unrestricted Subsidiaries	Solely to permit (i) existing unrestricted subsidiaries and (ii) the creation of any joint venture for a bona fide business purpose with a third party. The creation of any such joint venture and investments into any joint ventures (whether existing or newly-formed) shall be permitted only to the extent permitted by the exceptions to the investments covenant described below, and the assets that may be invested into any joint venture shall be limited to cash and cash equivalents and other immaterial assets to be agreed within the definitive documentation.

8.	Dispositions	Dispositions of US business units which have a non-US component, to the extent the non-US component of such business units are not “Material Assets” (other than assets that are Material Assets solely by virtue of the proviso to the definition thereof) and to the extent required by the relevant disposition, with an aggregate cap on the FMV of the non-US components of such business unit of $25 million, shall in each case be permitted, with one or more sales of US business units (with non-US components) to be permitted outside of these restrictions as set forth in the definitive documentation.
Intercompany Investments

9.	Cash investments (or dividends) by Subsidiary Guarantors (as defined in Exhibit B, the “Foreign Subsidiary Guarantors”) or their subsidiaries to Sabre Holdings Corporation or any subsidiary thereof (other than Lux Parent or any subsidiary thereof (the “Domestic Group”))	Permitted so long as (x) made in the ordinary course of business or for a bona fide business purpose and (y) subject to pro forma compliance with the Liquidity Covenant

10.	Cash investments by Foreign Subsidiary Guarantors to subsidiaries of Lux Parent that are not guarantors	Permitted so long as (x) made in the ordinary course of business or for bona fide business purposes and (y) in the form of an intercompany loan.

11.	Non-cash investments (or dividends) by Foreign Subsidiary Guarantors or their subsidiaries into (a) the Domestic Group or (b) other subsidiaries of the Company that are not Foreign Subsidiary Guarantors	Permitted (other than with respect to Material Assets) so long as (x) made in the ordinary course of business or for bona fide business purpose and (y) subject to limitations on the transfer of intellectual property (other than licenses undertaken for bona fide business purposes and consistent with past practice) in an amount not to exceed $5 million per fiscal year.

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Agreed Business Term[1]
12.	Investments by, or dividends from, any Foreign Subsidiary Guarantors into other Foreign Subsidiary Guarantors	Uncapped

13.	Investments by, or dividends from, (a)(i) subsidiaries of the Company that are not Foreign Subsidiary Guarantors and (ii) the Domestic Group into (b) Foreign Subsidiary Guarantors	Uncapped

14.	JV Investments Basket	$35 million; it being understood and agreed that investments existing as of the Closing Date in existing joint ventures shall not count against this basket, to the extent such JVs are set forth on a schedule to the definitive documentation

15.	Permitted Acquisitions	Uncapped (subject to compliance with the Guarantor Coverage Test)

16.	General Investment Basket	$20 million

17.	Permitted Tax Reorganizations	Permitted subject to Required Lender consent

18.	D&O Loans	To be removed

19.	“Material Assets”	Any asset or property (including, for the avoidance of doubt, any intellectual property) owned by or licensed to any Subsidiary Guarantor or any subsidiary thereof that is material to the continued operation of the business of such Subsidiary Guarantor or any such subsidiary thereof, exclusive of cash or cash equivalents; provided that, (i) it is agreed that any assets or property (other than cash or cash equivalents) with a fair market value equal to or greater than $2 million (as determined by the SPV Borrower in good faith) shall be deemed to be a Material Asset and (ii) any asset or property which itself would not constitute a Material Asset but if transferred with other properties or assets in a series of related transactions would, collectively, constitute Material Assets (other than by virtue of the immediately preceding clause (i)) shall constitute a Material Asset if so transferred (or so proposed to be transferred) with such other properties or assets.

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Agreed Business Term[1]
20.	Qualified Securitization Financings	$200 million; provided that the Term Facility Documentation shall not permit the investment of, or disposition of, Securitization Assets (as defined in the Existing Credit Agreement), other than by existing servicers under the Qualified Securitization Financing (as defined in the Existing Credit Agreement) in effect as of the date hereof (the “Existing Securitization”), in excess of the principal amount of the Existing Securitization as of the date hereof or as otherwise required by the Existing Securitization as in effect as of the date hereof (and such existing servicers may act as servicers under a Qualified Securitization Financing that constitutes a Permitted Refinancing (as defined in the Existing Credit Agreement) of the Existing Securitization).

21.	Capital Leases	$5 million, and must be incurred in the ordinary course of business

22.	Swaps	To be removed

23.	Permitted Acquisition Debt	To be removed

24.	General Liens basket	$10 million, and can only be used to secure indebtedness incurred in the ordinary course of business and that is secured by liens on a junior basis

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EXHIBIT C

Sabre Global

$665.0 million Senior Secured Term Facility

Summary of Principal Terms and Conditions1

Borrower:	Sabre GLBL Inc., a Delaware corporation (the “New Pari 1L Borrower” or the “Existing Borrower”).

Holdings:	Sabre Holdings Corporation, a Delaware corporation (“Holdings”)

Lender:	The SPV Borrower (as defined in Exhibit B) (the “Lender”)

Agent:	Wilmington Trust, National Association will act as administrative agent and collateral agent for the New Pari 1L Facility (in such capacities, the “New Pari 1L Agent” and, together with the Term Facility Agent, the “Agents”) for the lenders (the “Lenders”), and will perform the duties customarily associated with such roles.

Definitive Documentation:	The definitive documentation for the New Pari 1L Facility (as defined below) (the “New Pari 1L Facility Documentation”) shall be drafted initially by counsel for the New Term Facility Lenders (as defined below), except as otherwise set forth herein, be based on and substantially consistent with (and in any event (x) shall not include any additional financial covenants or material undertakings with respect to the Loan Parties other than as set forth herein and (y) shall not reduce or limit investment capacity except to the extent set forth herein) the Amended and Restated Credit Agreement, dated as of February 19, 2013, by and among the New Pari 1L Borrower, as borrower, Holdings, as holdings (Holdings together with the New Pari 1L Borrower, and the Subsidiary Guarantors (as defined in the Existing Credit Agreement), the “Loan Parties”), Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer, and the lenders from time to time party thereto (as amended through the Ninth Term Loan B Refinancing Amendment, dated as of August 15, 2022, the “Existing Credit Agreement”), and shall be further modified by the terms set forth herein and subject to (i) modifications to reflect changes in law or accounting standards since the date of the Existing Credit Agreement, (ii) modifications to remove the ability to buy back any New Pari 1L Refinancing Loans, (iii) modifications to reflect there will be no release of a guarantor solely because it is not wholly-owned in the absence of a bona fide business purpose, (iv) modifications to reflect a prohibition on Loan Parties transferring (through an investment or restricted payment) or exclusively licensing intellectual property material to the business of the Loan Parties and their subsidiaries, taken as a whole, to any affiliate that is not a Loan Party, (v) modifications to mitigate potential negative tax consequences

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in the other Exhibits thereto.

under “AHYDO” rules, (vi) modifications to reflect that that the loans will be held by a single lender and (vii) modifications to reflect reasonable operational and administrative agency requirements of an agent to be mutually agreed upon (the “Agent”). The New Pari 1L Facility Documentation shall contain customary EU and UK bail-in provisions (this paragraph, the “Documentation Principles”).

New Pari 1L Facility:	A senior secured term loan facility in a maximum aggregate principal amount of up to $665.0 million minus the Remaining Commitments (as defined in Exhibit B) (the “New Pari 1L Facility”, the loans thereunder, the “New Pari 1L Refinancing Loans”). The New Pari 1L Refinancing Loans will be funded in full on the Closing Date in United States Dollars, except as otherwise set forth in the Commitment Letter or under the heading “Incremental Facility” in Exhibit B.

Incremental Facility:	The amount of the New Pari 1L Refinancing Loans shall be increased automatically upon a funding of Incremental Facilities (as defined in Exhibit B) under the Term Facility (as defined in Exhibit B), upon the same terms as the then existing New Pari 1L Refinancing Loans.

Purpose:	The proceeds of the New Pari 1L Facility will be used by the New Pari 1L Borrower solely to repurchase, through one or more tender offers, redemption, in the open market, in privately negotiated transactions or otherwise, a portion of the New Pari 1L Borrower’s outstanding term loans under the Existing Credit Agreement (the “Existing Term Loans”), 9.250% senior secured notes due 2025 (the “April 2025 Notes”), 7.375% senior secured notes due 2025 (the “September 2025 Notes” and, together with the April 2025 Notes, the “2025 Secured Notes”) and the 11.250% senior secured notes due 2027 (the “December 2027 Notes”; and the December 2027 Notes together with the Existing Term Loans and the 2025 Secured Notes, collectively, the “Existing First Lien Obligations”).

Interest Rates and Fees:	Same as the Term Facility (as defined in Exhibit B); provided that, the interest rate for the New Pari 1L Facility will be subject to the Ceiling Rate (as defined in the Fee Letter) for the life of the facility.

Default Rate:	Same as the Term Facility (as defined in Exhibit B).

Final Maturity and Amortization:	Same as the Term Facility (as defined in Exhibit B).

Guarantees:	Same as the Existing Credit Agreement.

Security:	The New Pari 1L Refinancing Loans and other amounts outstanding under the New Pari 1L Facility will be secured by a first-priority security interest (pari passu with the New Pari 1L Borrower’s other first lien indebtedness) on the same collateral securing the Existing Credit Agreement.

Exh. C-2

Mandatory Prepayments:	Same as the Existing Credit Agreement, subject to limitations on the Loan Parties’ ability to make such prepayments due to prepayment requirements set forth in the definitive documentation of the Existing First Lien Obligations.

Voluntary Prepayments:	Same as the Existing Credit Agreement subject to the Prepayment Premium (described below).

Prepayment Premium:	Any voluntary prepayment of the New Pari 1L Facility and any repayment as a result of an acceleration (but not any mandatory prepayment (other than any mandatory prepayment from the proceeds or indebtedness that is not permitted)) shall be accompanied by the following prepayment premiums as set forth below opposite the relevant period from the Closing Date as indicated below:

	Period	Prepayment Premium

	On or prior to the 2nd anniversary of the Closing Date	Standard make whole at T+50 (calculated assuming that future interest payments are payable in-kind during the PIK Election Period )

	After the 2nd anniversary of the Closing Date and on or prior to the 3rd anniversary of the Closing Date	50% of the applicable per annum interest rate, calculated as set forth in the Fee Letter (calculated assuming that future interest payments are payable in-kind during the PIK Election Period)

	After the 3rd anniversary of the Closing Date and on or prior to the 4th anniversary of the Closing Date	25% of the applicable per annum interest rate, calculated as set forth in the Fee Letter

	Thereafter:	Par

Representations and Warranties:	Representations and warranties to be substantially similar to the Existing Credit Agreement.

Conditions Precedent to Initial Borrowing:	As set forth in the Commitment Letter and Exhibit E, and other customary conditions to be substantially consistent with the Existing Credit Agreement and the conditions to the Term Facility (as defined in Exhibit B), including: delivery of reasonably satisfactory customary legal opinions of counsel for the Loan Parties; a certificate from the chief

Exh. C-3

financial officer of the Existing Borrower with respect to solvency (on a combined basis after giving effect to the Transactions and the other transactions contemplated hereby), board and, to the extent required, shareholder resolutions of each Loan Party approving the entry into the transactions; all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and a Beneficial Ownership Certification for each Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to such Lender that has requested such certification (in each case, at least two (2) business days prior to the Closing Date but only to the extent requested in writing ten (10) business days prior to the Closing Date); customary corporate organizational documents and officers’ and public officials’ certifications of evidence of authorization and good standing in the jurisdiction of organization for the Loan Parties; customary closing certificates; all documents and instruments required for the creation and perfection of security interests in the Collateral, subject to permitted liens; execution of the Guarantees by the Guarantors, which shall be in full force and effect; evidence of authority for the Loan Parties; accuracy of the representations and warranties; and delivery of a notice of borrowing; the execution and delivery of a joinder to the Existing Intercreditor Agreement (as defined in the Existing Credit Agreement) by the parties thereto (including the Lender, in its capacity as sole lender and representative under the New Pari 1L Refinancing Loans).

Affirmative Covenants:	Affirmative covenants to be substantially similar to the Existing Credit Agreement; provided that (x) (1) the New Pari 1L Borrower shall agree to provide at least ten (10) business days’ prior written notice prior to incurring any third party indebtedness for borrowed money in an initial principal amount in excess of $10.0 million that is secured by assets of any affiliate of the New Pari 1L Borrower that is not subject to the debt and lien covenants under the New Pari 1L Facility Documentation, including any unrestricted subsidiary or that does not guarantee and secure the obligations under the New Pari 1L Facility or the Term Facility (as defined in Exhibit B), and (2) to the extent any such indebtedness incurred after the Closing Date is in excess of $50.0 million in the aggregate, prior to any incurrence of such indebtedness, the New Pari 1L Borrower shall give the lenders under the Term Facility (as defined in Exhibit B) (the “New Term Facility Lenders”) a bona-fide option to provide all or a portion of such indebtedness (or roll any existing claims the New Term Facility Lenders hold against the New Pari 1L Borrower under any debt instrument into such indebtedness) on at least the same terms as has been offered to the New Pari 1L Borrower or its applicable subsidiary by any other lender willing to provide such indebtedness (which right may be exercised by the New Term Facility Lenders in their sole discretion), (y) any indebtedness owed to the New Pari 1L Borrower and guarantors by non-guarantor restricted subsidiaries shall be subordinated in right of payment in a manner reasonably agreed between the New Term Facility Lenders and the New Pari 1L Borrower to the obligations under the Term Facility (as defined in Exhibit B) (covenants

Exh. C-4

in clauses (x) and (y) in this proviso, the “New Affirmative Covenants”) and (z) there shall be certain reporting obligations as to revenue and EBITDA of the obligors and subsidiaries under the Term Loans (as defined in Exhibit B) as set forth in the Agreed Grid.

Negative Covenants:	The following negative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries and, in the case of Paragraph 12, Holdings) substantially similar to the Existing Credit Agreement:

1. Limitation on liens; provided that, no consensual liens shall be permitted on the remaining 35% of the outstanding voting Equity Interests (as defined in the Existing Credit Agreement) of any Material Foreign Subsidiary (as defined in the Existing Credit Agreement) that constitutes Excluded Securities (as defined in the Existing Credit Agreement), unless the Lender also receives an equal and ratable lien on such voting Equity Interests.

2. Limitation on investments; provided that no assets may be transferred to any unrestricted subsidiary or a non-Loan Party subsidiary, (x) unless the New Term Facility Lenders are provided a first priority lien on such transferred assets or (y) such investments (or dispositions, as applicable) made after the Closing Date are made in or to a bona fide joint venture with a third party and do not exceed an aggregate outstanding amount of $75,000,000, measured inclusive of any dispositions made to any such joint ventures in reliance on clause (y) in paragraph 5 below (and, in the case of this clause (y), such investments (or dispositions, as applicable) are limited to cash and cash equivalents and other immaterial assets to be agreed within the definitive documentation).

3. Limitation on indebtedness, which shall among other things, restrict any increase in the principal amount of the Existing Securitization (as defined in Exhibit B) and prohibit any other Qualified Securitization Financing (as defined in the Existing Credit Agreement) other than a Qualified Securitization Financing that constitutes a Permitted Refinancing (as defined in the Existing Credit Agreement, as modified by Exhibit B) of the Existing Securitization.

4. Limitation on fundamental changes.

5. Limitation on dispositions; provided that, no assets may be transferred to any unrestricted subsidiary (x) unless the New Term Facility Lenders are provided a first priority lien on such transferred assets or (y) except to the extent such disposition would comply with the conditions set forth in clause (y) of paragraph 2 above.

6. Limitation on restricted payments, including a restriction on restricted payments (x) to the extent the Total Net Leverage Ratio (as defined in the Existing Credit Agreement) is in excess of 5.0x or (y) during a PIK Election Period (as defined in Annex B-1), in each case of clauses (x) and (y), subject to exceptions consistent with Sections 7.06(b), (d), (e), (f), (g), (h), (i) and (l) of the Existing Credit Agreement.

7. Limitation on change in nature of business.

Exh. C-5

8. Limitation on transactions with affiliates; provided that, from and after the Closing Date, affiliate transactions (x) in the form of intercompany services or other intercompany transactions between US subsidiaries and non-US subsidiaries, (y) that are documented in writing and (z) in excess of $5 million in the aggregate, shall be on an arm’s length basis.

9. Limitation on burdensome agreements.

10. Limitation on accounting changes.

11. Limitation on prepayments, etc. of junior indebtedness; provided that, (x) the definition of “Junior Indebtedness” shall be expanded to pick up any third party indebtedness that does not have a first priority lien on the collateral securing the New Pari 1L Facility (other than the Borrower’s 4.00% senior exchangeable notes due 2025 (the “Exchangeable Notes” and, together with the 2025 Secured Notes, the “2025 Notes”)) and (y) there shall be a restriction on prepayments of Junior Indebtedness (I) to the extent the Total Leverage Ratio is in excess of 5.0x at such time or (II) during a PIK Election Period (as defined in the Fee Letter).

12. Limitation on activity of Holdings.

13. Limitation on adverse amendments to Subsidiary Guarantor Value Arrangements.

14. Compliance with sanctions.

15. Limitation of amendments to organizational documents and intercreditor agreement.

16. Compliance with anti-corruption laws.

Financial Covenant:	None.

Events of Default:	Substantially similar to the Existing Credit Agreement; provided that (x) there shall be no grace period for any New Affirmative Covenants and (y) there shall be a cross-default and cross-acceleration to the Term Facility (as defined in Exhibit B) and any Existing First Lien Obligations.

Unrestricted Subsidiaries:	Substantially similar to the Existing Credit Agreement, but subject to the restrictions described above and restrictions with respect to holding debt or equity of the Existing Borrower and its restricted subsidiaries.

Voting:	Substantially similar to the Existing Credit Agreement, but any amendments to pro rata sharing, the waterfall, and any subordination of the claims of the Lender, and/or any extension of any payment default (or any terms that have the effect of amending the substance of the foregoing) shall be subject to a vote of all affected lenders.

Cost and Yield Protection:	Substantially similar to the Existing Credit Agreement.

Expenses and Indemnification:	Substantially similar to the Existing Credit Agreement; provided that, the Loan Parties shall provide expense reimbursement and indemnification to the New Term Facility Lenders against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, reasonable and documented or invoiced out-of-pocket fees and expenses, and disbursements (including Attorney Costs (as defined in the Existing Credit Agreement), but with respect to Attorney Costs limited in a manner consistent with the limitations set forth in the Commitment Letter) of any kind or nature whatsoever which

Exh. C-6

may at any time be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of or in connection with execution, delivery, enforcement, performance or administration of any Term Loan Facility Documentation (as defined in Exhibit B) or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby.

Governing Law and Forum:	New York.

Exh. C-7

EXHIBIT D

$665.0 million Senior Secured Term Facility

Conditions Precedent to Borrowing2

Except as otherwise set forth below, the initial borrowing under the Term Facility shall be subject to the following additional conditions precedent (which shall be satisfied by the SPV Borrower or waived by the Majority Commitment Parties prior to or substantially simultaneously or substantially concurrent with the other Transactions):

1. The conditions precedent to the initial borrowing under the New Pari 1L Facility shall have been satisfied (or waived by the Majority Commitment Parties), and the initial borrowings under the New Pari 1L Facility shall have been made (or substantially concurrently with the initial borrowing under the Term Facility shall be made) in a principal amount equal to the initial borrowing under the Term Facility.

2. The Existing Debt Repurchase shall have occurred substantially concurrently with the initial borrowing under the Term Facility, subject to the SPV Borrower’s ability to request a pre-funding of the Term Facility one business day prior to the date on which the Existing Debt Repurchase is intended to be consummated subject to a customary pre-funding letter in form and substance reasonably satisfactory to the Commitment Parties (in which case, the applicable borrowing notice shall be delivered at least one (1) business day prior to the date of such pre-funding).

3. The SPV Borrower shall have delivered a customary borrowing notice at least one (1) business day prior to the Closing Date for the initial borrowing requesting not less than $500 million in aggregate principal amount (or such other amount reasonably agreed between the SPV Borrower and Centerbridge, the “Minimum Funding Amount”) of Term Loans under the Term Facility.

4. All fees required to be paid on the Closing Date in respect of the Term Facility pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Term Facility, have been paid (which amounts may be offset against the proceeds of the Term Facility).

5. The SPV Borrower, the New Pari 1L Borrower, Sabre Corporation and the other parties thereto shall have entered into the “omnibus agreement”, dated on or prior to the Closing Date, in the form attached as Exhibit A to the Fee Letter (the “Omnibus Agreement”).

6. Sabre Corporation shall have entered into an engagement letter with Deloitte (or another internationally recognized third party valuation advisor reasonably acceptable to Lender) relating to transfer pricing analysis, dated on or prior to the Closing Date, in the form attached as Exhibit B to the Fee Letter (the “Deloitte Engagement”).

[2]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit is attached or in the other Exhibits thereto.

7. At the time of and after giving effect to the borrowing and application of the Term Loans on the Closing Date, no (a) Material Adverse Event (to be defined in the definitive documentation for the Term Loan Facility in a manner consistent with the Documentation Precedent) shall have occurred since December 31, 2022 and (b) Event of Default (as defined in the Existing Credit Agreement) has occurred and is continuing.

8. The Company and its subsidiaries shall have entered into an intercompany note, substantially in the form of the Intercompany Note (as defined in the Existing Credit Agreement) pursuant to which such parties shall subordinate their intercompany claims against each Loan Party (as defined in the Term Facility Term Sheet) and their respective subsidiaries to both (a) the obligations owed under the Term Facility (as defined in the Term Facility Term Sheet) and (b) the obligations owed by any subsidiary of a Loan Party (which is not a Loan Party) to a Loan Party.

9. On or prior to the Closing Date, the Company shall enter into amendments and other modifications as set forth in Exhibit C to the Fee Letter.

Notwithstanding anything in this Exhibit D, the Commitment Letter, the Term Sheets, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the terms of the definitive documentation for the Term Facility shall be such that they do not impair the availability of the Term Facility on the Closing Date if the conditions set forth in this Exhibit D, in Section 6 of the Commitment Letter and the Term Facility Term Sheet under the paragraph titled “Conditions Precedent to Initial Borrowing” are satisfied or waived (it being understood that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended collateral under the New Pari 1L Facility or the Term Facility (other than any (x) Collateral provided by Subsidiary Guarantors organized in the United Kingdom, Singapore, Australia and Luxembourg or (y) Collateral the security interest in which may be perfected by the filing of a UCC financing statement or equivalent in non-US jurisdictions or the possession of the stock certificate of the SPV Borrower and the New Pari 1L Note) is not or cannot be provided and/or perfected on the Closing Date after your use of reasonable best efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Majority Commitment Parties and the SPV Borrower).

Exh. D-2

Exhibit E

$665.0 million Senior Secured Term Facility

Conditions Precedent to Initial Borrowing3

Except as otherwise set forth below, the initial borrowing under the New Pari 1L Facility shall be subject to the following additional conditions precedent (which shall be satisfied by the New Pari 1L Borrower or waived by the Majority Commitment Parties prior to or substantially simultaneously or substantially concurrent with the other Transactions):

1. The conditions precedent to the initial borrowing under the Term Facility shall have been satisfied (or waived by the Majority Commitment Parties), and the initial borrowing under the Term Facility shall have been made in a principal amount equal to or greater than the Minimum Funding Amount.

2. The Existing Debt Repurchase shall have occurred substantially concurrently with the initial borrowing under the New Pari 1L Facility.

3. The New Pari 1L Borrower shall have delivered a customary borrowing notice at least one (1) business day prior to the Closing Date for the initial borrowing requesting the same amount as the gross amount of Term Loans under the Term Facility funded on the Closing Date (which in any case, shall be in a face amount equal to or greater than the Minimum Funding Amount).

4. All fees required to be paid on the Closing Date in respect of the New Pari 1L Facility pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the New Pari 1L Facility, have been paid (which amounts may be offset against the proceeds of the New Pari 1L Facility).

5. The New Pari 1L Borrower, Sabre Holdings Corporation, each of the other Grantors (as defined in the Existing Intercreditor Agreement (as defined in the Existing Credit Agreement)) and the SPV Borrower in its capacity as sole lender and representative under the New Pari 1L Facility (or the New Pari 1L Agent on its behalf) shall have executed and delivered a joinder agreement to the Existing Intercreditor Agreement in accordance with Section 5.13 of the Existing Intercreditor Agreement, and the New Pari 1L Borrower shall have delivered all other documents required to be delivered pursuant to section 5.13 of the Existing Intercreditor Agreement, and the Applicable Authorized Representative (as defined in the Existing Intercreditor Agreement) shall have confirmed in writing (including via email) that the joinder and Term Facility Documentation satisfies the requirements of Section 5.13.

6. At the time of and after giving effect to the borrowing and application of the New Pari 1L Refinancing Loans on the Closing Date, no (a) Material Adverse Event (to be defined in the definitive documentation for the Term Loan Facility in a manner consistent with the Documentation Precedent) shall have occurred since December 31, 2022 and (b) Event of Default (as defined in the Existing Credit Agreement) has occurred and is continuing.

[3]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit is attached or in the other Exhibits thereto.

Exh. E-1

7. On or prior to the Closing Date, the Company shall enter into amendments and other modifications as set forth in Exhibit C to the Fee Letter.

Notwithstanding anything in this Exhibit E, the Commitment Letter, the Term Sheets, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the terms of the definitive documentation for the New Pari 1L Facility shall be such that they do not impair the availability of the New Pari 1L Facility on the Closing Date if the conditions set forth in this Exhibit E, in Section 6 of the Commitment Letter and the New Pari 1L Facility Term Sheet under the paragraph titled “Conditions Precedent to Initial Borrowing” are satisfied or waived (it being understood that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended collateral under the New Pari 1L Facility (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the possession of the stock certificate of the Guarantors or any other subsidiary the equity of which is required to be pledged) is not or cannot be provided and/or perfected on the Closing Date after your use of reasonable best efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the New Pari 1L Facility on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Majority Commitment Parties and the New Pari 1L Borrower).

Exh. E-2